Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-34261, 333-57577, 333-61780, 333-108163, 333-120906, 333-145357 and 333-153060 on Form S-8; and Registration Statement No. 333-141475 on Form S-3 of our report dated March 16, 2011 (June 21, 2011 as to Note 16) relating to the consolidated financial statements of Kendle International, Inc. (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph as to the effects of the decision to discontinue the Early Stage operations in The Netherlands), appearing in Item 8 of this Current Report on Form 8-K of Kendle International Inc. and subsidiaries dated June 21, 2011.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

June 21, 2011